Exhibit 99.1

	Company Contact:	Maggie Feeney
Executive Vice President and
Chief Financial Officer
Cache Inc.
Final: For Release		(212) 575-3206

	Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE ANNOUNCES ECOMMERCE ENHANCEMENTS
Announces Partnership with FiftyOne Global Ecommerce to Sell Internationally, and Plans to Introduce Mobile Commerce

New York, New York – February 29, 2012 – Cache Inc., (NASDAQ: CACH), a specialty chain of women's apparel stores, announced today that it has partnered with FiftyOne Global Ecommerce, market leader in international ecommerce, to facilitate international sales and shipments to more than 100 countries beginning in Fall 2012.

Cache also plans to further enhance its Web offering with a Spring 2012 launch of its mobile website. The site will feature the brand image and product offering of www.cache.com and is optimized for web-enabled mobile devices to ease navigation and transactions.  The mobile site will be powered by Usablenet, a leader for mobile and multichannel customer engagement.

"We are very excited to partner with FiftyOne and capitalize on the strong appeal of our brand outside the U.S. Currently, ten percent of our online visits are from international consumers," said Thomas Reinckens, Chairman and Chief Executive Officer, Cache. "We are delighted to be allowing this group to make purchases on our site and also expand our global reach online by leveraging FiftyOne's significant infrastructure and expertise.  We are also pleased to introduce a mobile website, which will provide a seamless experience for consumers browsing our site, and create more shopping opportunities, as we enable transactions to be completed from any location that is web-enabled."

FiftyOne's end-to-end solution enables Cache to transact across borders in every corner of the globe. From optimizing and localizing Cache's website and assisting with in-country marketing, to handling every aspect of the cross-border import and logistics challenges, international shoppers get a first-class customer experience and can purchase products from Cache with confidence and certainty.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. As of December 31, 2011, the Company operated 279 stores, primarily situated in central locations in high traffic, upscale malls in 43 states, the Virgin Islands and Puerto Rico.

About FiftyOne

FiftyOne Global Ecommerce is the recognized market leader in international ecommerce, operating a technology and services platform that enables U.S. retailers to transact with consumers in 106 countries and 41 currencies worldwide. FiftyOne manages all aspects of international orders including multi-currency pricing and payment processing, landed cost calculation, customs clearance and brokerage, international fraud management, international logistics orchestration, and customer-experience parity. For more information, visit www.fiftyone.com.

About Usablenet

Usablenet is a cloud-based technology platform company that works with organizations in all sectors to create a mobile Web and multichannel presence. Founded in 2000, the company is headquartered in New York City with offices in London, Italy, and Los Angeles. In 2011, Usablenet was named one of the top 10 most innovative companies in mobile by Fast Company, and the top mobile commerce vendor by ABI Research. Usablenet powers the world's fastest mobile commerce sites, according to studies from Keynote Systems.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements  based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns, the ability to successfully open new stores, reliance on foreign manufacturers, dependence on management, dependence on vendors and distributors, material weakness in our internal controls, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.